Exhibit 5.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Correvio Pharma Corp.

We consent to the use of our audit reports dated April 2, 2018, with respect to the consolidated balance sheets of Cardiome Pharma Corp., the predecessor of Correvio Pharma Corp. (the “Company”), as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated by reference to the Registration Statement on Form F-10, and to the reference to our firm under the heading “Auditors, Transfer Agent and Registrar” in the prospectus forming part of this Registration Statement on Form F-10.

Our report on the consolidated financial statements dated April 2, 2018 contains an explanatory paragraph that states that the Company has a history of incurring operating losses and negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report on the consolidated financial statements also refers to a change in the accounting for business combinations and deferred tax assets in 2017 due to adoption of Accounting Standards Update (“ASU”) 2017-1, “Business Combinations (Topic 805): Clarifying the Definition of a Business”; and ASU 2015-17 “Balance Sheet Classification of Deferred Taxes”, respectively.

We also consent to the use of our audit report dated April 5, 2018, with respect to the combined carve-out balance sheets of the Successor to Cardiome Pharma Corp., as of December 31, 2017 and 2016 and the related combined carve-out statements of operations and comprehensive loss, net parent investment and cash flows for each of the years in the three year period ended December 31, 2017, and the related notes (the “combined carve-out financial statements”).

Our report on the combined carve-out financial statements dated April 5, 2018 contains an explanatory paragraph that states that the Successor to Cardiome Pharma Corp. has a history of incurring operating losses and negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. The combined carve-out financial statements do not include any adjustments that might result from the outcome of that uncertainty.

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.

The Board of Directors

Correvio Pharma Corp.

We also consent to the use of our audit report dated April 5, 2018, with respect to the balance sheet of Correvio Pharma Corp., as of March 31, 2018 and the related statement of stockholders equity for the period from incorporation on March 7, 2018 to March 31, 2018, and the related notes.

Chartered Professional Accountants

June 22, 2018
Vancouver, Canada